Exhibit 2.1

Confidential

Dated August 30, 2005

AKER Technology Co., Ltd

(a.k.a. )

and

PERICOM Semiconductor Corporation

and

Shi-Hsiung Stone Liu (also known in Chinese as )

SHARE PURCHASE AGREEMENT

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of August 30, 2005 (“Effective Date”) is entered into by and among:

AKER Technology Co., Ltd. (also known in Chinese as ), a company limited by shares organized and existing under the laws of the R.O.C. (“AKER”);

Pericom Semiconductor Corporation, a company limited by shares organized and existing under the laws of State of California, U.S.A. (“PERICOM”) ; and

Shi-Hsiung Stone Liu (ID NO: N101593971, also known in Chinese as ) (“LIU”)

(AKER, PERICOM and LIU hereinafter referred to individually as a “Party” and collectively as the “Parties.”)

WITNESSETH

WHEREAS, pursuant to a certain share subscription agreement (“Subscription Agreement”) dated June 27, 2005, among AKER, Shi-Hsiung Stone Liu and PERICOM, AKER desired to issue, offer and sell to PERICOM through private placement, and PERICOM desired to subscribe and purchase from AKER 51,282,051 shares of AKER at total purchase price of Four Hundred Million NT Dollars (NT$400,000,000) in the aggregate;

WHEREAS, PERICOM paid NT$400,000,000 to AKER’s account for the subscription on July 15, 2005 after the cut-off date, i.e. July 12, 2005, which date was confirmed by the board of AKER after the payment. Under the circumstances, AKER, PERICOM and LIU mutually agree to terminate with retroactive effect the Subscription Agreement and related documentations thereof. As a result, AKER is obligated to return said NT$ 400,000,000 (“Refund”) to PERICOM; and

WHEREAS, AKER desires to offer and sell to PERICOM 39,773,792 shares of common stock of eCERA ComTek Corporation ( , “eCERA” or “Company”) representing 99.93% of the shares of issued and outstanding stock of eCERA (“Shares”), and PERICOM desires to purchase from AKER the Shares.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Parties agree as follows:

Article 1. Sale of Shares

1.1. Agreement to Purchase Shares.

PERICOM hereby agrees to purchase, and AKER hereby agrees to sell, all of AKER’s right, title and interest in and to the Shares free from any right, restriction, encumbrance, lien or the like, all on the terms and conditions set forth herein.

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1.2. Purchase Price for the Shares.

Subject to the terms and conditions hereof, on the Closing Date (as defined in Article 2.1), AKER shall offer, sell and deliver to PERICOM, and PERICOM shall purchase, acquire and accept from AKER the Shares at a purchase price in the amount of NT$ 11.943 per share and for an aggregate purchase price of Four Hundred Seventy Five Million NT Dollars (NT$475,000,000) (subject to the securities transaction tax) (“Purchase Price”).

1.3. Payment.

The Purchase Price shall be paid in two installments as follows:

(a) The first installment payable at the Closing Date shall be NT$400,000,000 (subject to the securities transaction tax). The Parties agree that PERICOM may use the Refund in the amount of NT$400,000,000 to off set against the same amount of the Purchase Price at the Closing. AKER shall bear and pay the applicable securities transaction tax of first installment as required by the applicable laws.

(b) The second installment of Seventy Five Million NT Dollars (NT$75,000,000) (subject to the securities transaction tax) for purchase of the Shares will be paid by wire transfer within ninety (90) days after the Closing Date to such account(s) as AKER may designate to PERICOM in writing three (3) days prior to the foregoing payment; provided, however, that PERICOM shall be entitled to disregard any such payment instructions purporting to designate any payment account not standing in AKER’s own name. AKER shall bear and pay the applicable securities transaction tax of second installment as required by the applicable laws

Article 2. Closing; Delivery.

2.1. The Closing.

The payment of the first installment of the Purchase Price, and the delivery and sale of the Shares hereunder free from any right, restriction, encumbrance, lien or the like shall be consummated at a closing (“Closing”) held at such place to be agreed upon by the Parties, on or before August 30, 2005 unless otherwise agreed to in writing by the Parties (“Closing Date”), after all of the conditions set forth in Articles 8 and 9 have been fulfilled or waived, as the case may be.

2.2. Deliveries.

At the Closing, AKER shall deliver the following items to PERICOM and/or perform certain items as described below, against payment by PERICOM of the first installment of the Purchase Price as provided in Articles. 1.3(a):

(a) A compliance certificate dated as of the Closing Date and signed by the authorized representative of AKER certifying that all of the conditions set forth in Article 8. have been and remain fulfilled;

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(b) AKER shall hand over its control over eCERA to PERICOM. For such purpose and in such process, AKER shall deliver or cause to be delivered to PERICOM all the books, records, accounts, contracts, licenses, permits, documents, and chops of eCERA and other items or things reasonably required by PERICOM for procuring the effective control of eCERA.

(c) AKER shall remit the Refund to the designated account of Ta Chong Commercial Bank in order to procure the full release of the pledge of the Shares and quarantee liability as required in Article 5.4.

(d) Share Certificates. Concurrently with the Closing, AKER shall procure that Ta Chong Commercial Bank deliver to PERICOM the share certificates, duly endorsed for transfer to PERICOM, representing a portion of the Shares (33,493,720 Shares) whose value equals to the first installment, and AKER shall deliver to PERICOM a copy of the share register of the Company showing PERICOM as the registered owner of the Shares as of the Closing Date. AKER shall at Closing Date further procure that Ta Chong Commercial Bank deliver to Justus Law Offices at 11F, No. 148, Sec. 1, Tyzh-You Road, Taichung, Taiwan (the “Escrow Agent”), the share certificates duly endorsed for transfer to PERICOM, representing the remaining portion of the Shares (6,280,072 Shares) whose value equals to the second installment. (the “Second Share Certificates”)

Upon AKER’s receipt of second payment from PERICOM within ninety (90) days from the Closing Date, AKER shall immediately provide Escrow Agent with a written notice authorizing and instructing the Escrow Agent to release the Second Share Certificates into the possession of the PERICOM.

AKER and PERICOM each hereby agrees that the Escrow Agent will not be liable to any Party to this Agreement for any actions or omissions except for gross negligence, bad faith and willful misconduct in violation of this Agreement. PERICOM shall bear and pay the Escrow Agent fees and costs thereof.

(e) The payment receipt of securities transaction tax as mentioned in Article 1.3 (a) and 1.3 (b).

2.3 Taxes.

Any and all taxes payable in connection with this Agreement shall be borne respectively by the Parties on its own as required by the applicable laws and regulations.

Article 3. AKER’s and LIU’s Representations and Warranties.

To induce PERICOM to enter into this Agreement and the transaction contemplated hereunder, AKER and LIU hereby jointly and severally represent and warrant to PERICOM that as of the date hereof and the Closing Date, except as set forth otherwise in this Agreement or otherwise disclosed by writing to PERICOM before the Closing (all statements and information contained therein shall be deemed to be representations and warranties made under this Article 3), the statements in this Article 3 are in all respects all true, complete, and

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not misleading. It is acknowledged and agreed that PERICOM enters into this Agreement and the transaction contemplated hereby solely in reliance on the representations and warranties made by AKER and LIU hereunder.

3.1. Due Authorization.

AKER has the legal power and right to enter into and perform its obligations under this Agreement and to offer and sell the Shares to PERICOM as contemplated hereunder. All corporate action on the part of AKER, and AKER’s respective directors and shareholders necessary for the authorization, execution and delivery of, and performance of all obligations of AKER under this Agreement, and offer and sale of the Shares to PERICOM has been taken or will have been taken prior to the Closing. This Agreement is a valid and binding obligation of AKER, enforceable against AKER in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws generally affecting creditors’ rights.

3.2. Organization and Qualification of eCERA.

eCERA is a company limited by shares duly organized and validly existing under the laws of the R.O.C. and has all requisite corporate power and authority to own its properties and assets and to engage in the business operation currently conducted or as proposed to be conducted.

3.3. Consents; No Conflict.

Except the Foreign Investment Approval (“FIA”) by the Ministry of Economic Affairs for the purchase of the Shares, all consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any ROC central, provincial, or local governmental authority on the part of AKER and eCERA required in connection with the consummation of the transactions contemplated herein and the offer and sale of the Shares shall have been obtained prior to and be effective as of the Closing. The execution, delivery and performance of and compliance with this Agreement, the sale and delivery of the Shares to PERICOM, and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under either AKER’s or eCERA’s articles of incorporation or company license, business license or any other licenses or permits or a default under any any mortgage, indenture, contract, agreement or instrument to which AKER and/or eCERA is or are a party or parties or by which AKER and/or eCERA is or are bound or a violation of any statute, law, regulation, ruling, or order, or an event which results in the creation of any lien, charge or encumbrance upon any assets of eCERA.

3.4. Capitalization.

(a) Present Capitalization. As of the date of this Agreement, eCERA’s total authorized capital consists of seven hundred million N.T. Dollars (NT$700,000,000); eCERA’s total paid-in capital consists of three hundred and ninety-eight million N.T. Dollars (NT$398,000,000), all of which has actually been received by eCERA in cash; and a total of thirty-nine million and eight hundred thousand (39,800,000) shares of common stock have been issued and are outstanding.

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(b) Securities Holders. In addition to the Shares owned by AKER, Hong, Sheng-Kun ( ) owns the remaining 0.07% share of eCERA. eCERA has not granted to anyone any other options, warrants to other rights to purchase any of eCERA’s shares or securities.

(c) Shares. Specifically and without limiting the generality of the foregoing, and assuming full payment of the first installment of the Purchase Price as provided herein, the Shares are free from any any right, restriction, encumbrance, lien or the like, other than that specifically described in Article 5.4 and are fully paid and non-assessable and in full compliance with the ROC Company Act and all other applicable law and without infringement of the rights of any person, and will not be subject to any rights of first refusal, repurchase rights, co-sale rights, call rights, or other rights or encumbrances restricting or encumbering the transfer thereof or potentially obligating AKER to transfer the Shares to any other person.

3.5. eCERA Financial Statements.

AKER has delivered to PERICOM eCERA’s audited consolidated balance sheets and audited consolidated statements of income and cash flows as of June 30, 2005 and unaudited consolidated balance sheets and audited consolidated statements of income and cash flows as of August 31, 2005 (“Balance Sheet Date”) and for the three years ended December 31, 2004 (including in each case any related notes and schedules thereto) (all such financial statements collectively the “ eCERA Financial Statements”). Such eCERA Financial Statements (i) are in accordance with the books and records of eCERA; (ii) are true, correct and complete and present fairly the financial condition of eCERA at the date or dates therein indicated and the results of operations for the period or periods therein specified; and (iii) have been prepared in accordance with generally accepted accounting principles in the R.O.C. applied on a consistent basis.

3.6. Title to Properties and Assets.

(a) eCERA has good and marketable title to and sole ownership of all machinery, equipment, furniture, fixtures and all other properties and assets listed in the “ eCERA Financial Statements”, except for inventory and other assets used, spent, sold, or transferred in the ordinary course of business, in each case subject to no mortgage, pledge, lien, security interest, judicial attachment, or other charge or encumbrance of any kind. With respect to the property and assets it leases, eCERA is in compliance with such leases and eCERA holds valid leasehold interests in such assets free of any liens, security interests or claims of any party other than the lessors of such property and assets. The assets and properties described in the eCERA Financial Statements will be sufficient for eCERA to engage in the business operations currently conducted or as proposed to be conducted.

3.7. Technology

(a) Technology. All of eCERA’s patents, patent applications, trademarks, service marks, trade names, copyrights, moral rights, mask works, trade secrets, proprietary information, composition of matter, formula, designs, proprietary rights, know-how and processes (collectively “Technology”), except as otherwise expressly disclosed, are free and clear of any ownership right, title, interest, claim, lien, license, reservation, or restriction in favor of any third party.

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(b) Licenses. AKER has delivered to PERICOM a true and complete copy of eCERA’s licensing agreements. The above licensing agreements are not subject to any material terms not set forth therein, have not been amended or supplemented since execution, and are valid and continues in full force and effect in the form provided to PERICOM.

(c) Ownership or License of Technology. Without limiting the foregoing, eCERA has owned, developed, and/or has the license to use, on commercially reasonable terms, all Technology necessary to enable it to manufacture and sell its products in the volumes and manner presently contemplated without any conflict with or infringement of the rights of others. No third party has any ownership right, title, interest, claim in or lien on any of eCERA’s Technology, and eCERA has taken all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all its Technology.

(d) Other Agreements. eCERA has not granted, and there are not outstanding, any options, licenses or agreements of any kind relating to any Technology, nor is eCERA bound by or a party to any option, license or agreement of any kind with respect to any of its Technology. eCERA is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Technology or any other property or rights.

(e) No Infringement. eCERA has not violated or infringed, and is not currently violating or infringing any technology or proprietary right of any other person or entity. AKER and eCERA have not received any notices, claims, or other communications alleging that eCERA (or any of its employees or consultants) has violated or infringed or, by conducting its business as contemplated, would violate or infringe, any technology or proprietary right of any other person or entity.

(f) No Breach by Employee. eCERA is not aware that any director, employee, or consultant of eCERA is obligated under any agreement (including licenses, covenants, or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for eCERA or to promote the interests of eCERA or that would conflict with eCERA’s business as proposed to be conducted. The carrying on of eCERA’s business by the employees and contractors of eCERA and the conduct of eCERA’s business as presently proposed, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such directors, employees, or contractors or eCERA is now obligated. eCERA is not or will not be necessary to utilize any inventions of any employees of eCERA (or persons eCERA currently intends to hire) made prior to their employment by eCERA. At no time during the conception of or reduction of any of eCERA’s Technology to practice was any developer, inventor or other contributor to such patents operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect eCERA’s rights or interests in such Technology.

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3.8. Liabilities.

The eCERA Financial Statements disclose all of eCERA’s material debts, liabilities, and obligations of any nature, whether due or to become due (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with generally accepted accounting principles in the R.O.C. as of their respective dates. eCERA has no material debts, liabilities, or obligations of any description that are not specifically disclosed in the eCERA Financial Statements.

3.9. Material Contracts and Obligations.

All agreements, contracts, leases, licenses, instruments, commitments, indebtedness, liabilities and other obligations to which eCERA is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees shareholders or subsidiaries of eCERA; or (iii) obligate eCERA to share, license or develop any product or technology; have been made available for inspection by PERICOM and its counsel. For purposes of this Article 3.8 and 3.9, “material” shall mean any agreement, contract, indebtedness, liability or other obligation either: (i) having an aggregate value, cost or amount in excess of One Million N.T. Dollars (NT$1,000,000), or (ii) not terminable by eCERA without penalty upon thirty days notice.

Other than the liabilities stated in the preceding paragraph and the liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which results from, arisen out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), eCERA has no other liabilities, except for those expressly and exclusively disclosed in Schedule 3.9. To the best knowledge of Aker, set forth on Schedule 3.9 is a complete list of all liabilities (other than trade payables) of eCERA which are either (a) for borrowed money in favor of itself or others, (b) incurred outside of the ordinary business.

3.10. Compliance with Other Instruments.

eCERA is not in, nor shall the conduct of its business as proposed to be conducted result in any, violation, breach or default of any term of eCERA’s articles of incorporation or company license or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which eCERA is a party or by which eCERA is bound, or of any provision of any foreign or domestic judgment, decree, order, statute, rule or regulation applicable to or binding upon eCERA.

3.11. Tax Matters.

The provisions for taxes in the eCERA Financial Statements are sufficient for the payment of all accrued and unpaid income, business, and other taxes of eCERA, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable governmental agency. eCERA has duly filed all tax returns, reports and estimates required to be filed by it, for all years and periods (and portions thereof) for which any such returns, reports or estimates were due or will become due on or prior to the Closing Date. All such

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returns, reports and estimates are complete, correct and accurate in all material respects. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.12. No Litigation.

There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or threatened against eCERA, its activities, properties or assets or against any officer, director or employee of eCERA in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of eCERA. There is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of eCERA. eCERA is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by eCERA currently pending or which eCERA intends to initiate.

3.13. Actions Since Balance Sheet Date.

Since the Balance Sheet Date and until consummation of the Closing, eCERA has not and will not have:

(a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, whether in the form of a stock dividend, capitalization of reserves or retained earnings, or otherwise;

(b) incurred any indebtedness (whether as primary borrower, cosigner, guarantor, or otherwise) for money borrowed, issued any promissory note or other negotiable instrument, and/or incurred any other liabilities, individually in excess of One Million NT Dollars (NT$1,000,000) in the aggregate other than in the ordinary course of business; except that eCERA provided the security as several and joint guarantor for AKER’s borrowing from Ta Chong Commercial Bank (also known in Chinese as ) as further detailed in Schedule 3.13.(b).

(c) made any loans or advances to any person, other than ordinary advances for travel expenses;

(d) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the ordinary course of its business, or waived any valuable right or material debt owed to eCERA;

(e) entered into any transactions with any of its shareholders, managers, directors, supervisors, or employees or any family or corporate members of or entity controlled by any of such persons, or

(f) entered into new business arrangement(s) or transactions(s), or perform existing or outstanding business arrangement(s) or transactions(s) without PERICOM’s prior written approval other than in the ordinary course of business.

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3.14. Events Since Balance Sheet Date.

Without limiting the foregoing, since the Balance Sheet Date, there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of eCERA (as presently conducted and as presently proposed to be conducted);

(b) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by eCERA, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of eCERA;

(c) any material change or amendment to a material contract or arrangement by which eCERA or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(d) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director; or

(e) to AKER’s and/or LIU’s best knowledge, any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition, operating results or business of eCERA.

3.15. Environmental Compliance.

(a) eCERA is in full compliance with the environmental laws, which compliance includes, but is not limited to, the possession of all permits and other government authorizations required under applicable environmental laws and compliance with the terms and conditions thereof. eCERA has not received any communication (written or oral), whether from a governmental authority, citizens group, employee, or otherwise, that alleges eCERA is not in such full compliance and there are no circumstances that may prevent or interfere with such full compliance in the future.

(b) There is no environmental claim pending or threatened against eCERA or any person or entity whose liability for an environmental claim eCERA has retained or assumed either contractually or by operation of law.

(c) There are no past or present actions, activities, circumstances, conditions, events, or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Material of Environmental Concern on or near the real property owned or used by eCERA, that could form the basis of any environmental claim against eCERA or any Person whose liability for any environmental claim eCERA has retained or assumed either contractually or by operation of law.

3.16. Disclosure.

No representation or warranty by AKER and LIU in this Agreement, in any materials delivered to PERICOM, or in any statement or certificate signed by any officer of AKER furnished or to be furnished to PERICOM pursuant to this Agreement contains or will contain

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any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

Article 3-1. Joint and Several Liability.

To induce PERICOM to enter into this Agreement and the transaction contemplated hereunder, LIU hereby agrees to be jointly and severally with AKER with respect to AKER’s obligations, liabilities, representations and warranties under this Agreement.

Article 4. PERICOM Representations and Warranties.

PERICOM represents and warrants to AKER as follows:

4.1. Organization and Qualification.

PERICOM is a corporation duly organized and validly existing under the laws of the State of California, U.S.A.

4.2. Due Authorization.

PERICOM has the legal power and right to enter into and perform its obligations under this Agreement and to purchase the Shares. All corporate action on the part of PERICOM and its directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of PERICOM under this Agreement and the purchase of the Shares have been taken or will be taken prior to the Closing. This Agreement is a valid and binding obligation of PERICOM, enforceable against PERICOM in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally.

4.3. No Conflict.

The execution, delivery and performance by PERICOM of this Agreement or the investment in eCERA by PERICOM is not in violation of its articles of incorporation, by-laws or any other contracts, agreements or instruments to which PERICOM is a party or by which PERICOM is bound.

Article 5. Covenants of AKER and LIU.

AKER and LIU jointly and severally covenant to PERICOM as follows, such covenants to survive the Closing and the purchase by PERICOM of the Shares:

5.1. Due Diligence.

AKER shall afford to PERICOM, and to each PERICOM’s accountants, counsel, financial advisors and other representatives, at reasonable times (during normal business hours), access to all of eCERA’s and its subsidiaries’ books, records, contracts, facilities and personnel, including management and employees, so that PERICOM may investigate eCERA and its subsidiaries (including their financial statements, accounting methods, assets,

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liabilities, and other arrangements, client lists, marketing materials, technical data, administrative procedures, operations and business plans, prospects.); and eCERA shall furnish promptly to PERICOM from the date hereof: (a) updated financial statements comparable to those described in Article 3.5 promptly after such financial statements have been prepared by eCERA and its subsidiaries and in accordance with past practice, in the case of each quarterly financial statement, reviewed by the independent auditors of eCERA and, in the case of each annual financial statement, audited by the independent auditors of eCERA; (b) copies of regular internal financial reports prepared by management of eCERA or its subsidiaries; and (c) any material reports or submissions to other regulatory agencies. (d) cooperate with PERICOM and provide PERICOM with all reasonable assistances requested in connection with PERICOM’s due diligence investigation of eCERA and its Subsidiaries.

5.2. Assistance with Approvals.

AKER and LIU shall make their best efforts to provide all assistances and cooperation reasonably requested by PERICOM in connection with its application for FIA and any other USA government approvals PERICOM may reasonably deem necessary or desirable in connection with its purchase of the Shares, including, if necessary, preparation and execution of any short-form transfer agreements or other supporting documentation. In the event of any conflict between the provisions of this Agreement and any such short-form agreements or supporting documentation, the provisions of this Agreement shall prevail and control.

5.3. Operations in the Ordinary Course.

Except as otherwise contemplated by this Agreement or consented to in writing by PERICOM, from the date of this Agreement through the Closing Date, AKER and LIU shall procure that eCERA conduct its business only in the usual, regular and ordinary course consistent with past practice.

5.4. Full Release of Pledge and Guarantee.

AKER and LIU shall procure, to the satisfaction of PERICOM and on or before the Closing, full release of the pledge of the Shares in favor of Ta Chong Commercial Bank and the guarantee liabilities of eCERA to Ta Chong Commercial Bank (as detailed in Schedule 3.13(b)), together with the delivery by Ta Chong Commercial Bank of the Shares to PERICOM.

Article 6. Indemnification

AKER and LIU hereby jointly and severally undertake to indemnify and keep indemnified PERICOM, its directors, officers and employees (collectively, “Indemnified Persons”) against any loss or liability suffered by the Indemnified Persons as a result of or in connection with any breach of any provision of this Agreement by AKER and/or LIU, including, without limitation, any breach of the representations, warranties and undertakings set out herein, and also including, without limitation, the amount of any loss incurred as a result of or in connection with any assessment, notice, demand or other document issued or action taken by or on behalf of any person, authority or body whatsoever and of whatever country from which it appears that eCERA is liable or is sought to be made liable to make any payment on account of income or other taxation or is deprived or is sought to be deprived of any relief or allowance or credit or right to

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repayment of income or other taxation resulting from or by reference to any income, profits or gains earned, accrued or received on or before the date hereof or any event on or before the date hereof whether alone or in conjunction with other circumstances and whether or not such income or other taxation is chargeable against or attributable to any other person, firm or company. This includes, but is not limited to, any losses suffered by Indemnified Persons as a result of any diminution in the value of the assets of and any payment made or required to be made by Indemnified Persons and any reasonable costs and expenses incurred by Indemnified Persons in enforcing their rights hereunder as a result of such breach.

Article 7. Convents of the Parties

7.1. Confidentiality.

Each Party shall keep, and will use its reasonable efforts to cause its respective officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively, “Representatives”) to keep, confidential and shall not disclose or divulge any confidential, proprietary or secret information (“Confidential Information”) furnished to it by the other Party hereto or their representatives in connection with this Agreement and the transactions contemplated hereby. In the event that any receiving Party or its Representatives is required to disclose any Confidential Information of the other Party in order to comply with applicable law, such receiving Party shall in advance of such disclosure provide the other Party with prompt notice of such requirement(s) and shall cooperate so that the other Party may, at its expense, seek a protective order or other appropriate remedy. If, in the absence of a protective order, the receiving Party or its Representative is legally required to disclose Confidential Information, the receiving Party or its Representative may disclose such information without liability hereunder, but only to the extent and scope so required. The term “Confidential Information” shall not include information (a) previously known by the Party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, (c) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or (d) compelled to be disclosed by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby by governmental authorities or by other requirements of applicable law, including, securities laws, or rules of any applicable stock exchange). The existence of any of the foregoing shall require written proof.

7.2. Public Announcements.

The Parties will consult with each other before issuing any press release or otherwise making any public statements regarding the transactions contemplated by this Agreement, and will not issue any such release or make any such statement, prior to such consultation or, after such consultation, if any party is not reasonably satisfied with the substance of such release or statement. Notwithstanding the foregoing, any Party may make any disclosure required to be made by it under applicable Law (including U.S. federal securities Law), stock exchange regulations or order of a court of competent jurisdiction if it determines in good faith, upon advice of counsel, that it is necessary to do so and gives prior notice to the other Parties, using its reasonable efforts (given any time constraints) to contact the other Parties and discuss such disclosure with such other Parties.

Share Purchase Agreement
Confidential	08/30/05 Execution Copy

7.3. Further Assurance.

Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such Party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closings as promptly as practicable.

Article 8. Conditions to PERICOM’s Obligations at the Closing

The obligation of PERICOM to purchase the Shares at the Closing is subject to the fulfillment, to the satisfaction of PERICOM on or prior to the Closing, of the following conditions:

8.1. Representations and Warranties; Pre-Closing Obligations. The representations and warranties made by AKER and LIU in Articles 3 shall be true and correct when made, and shall be true and correct as of the date of Closing with the same force and effect as if they had been made on and as of such date; and AKER and LIU shall have performed all obligations, covenants and conditions herein required to be performed or observed by them on or prior to the Closing.

8.2. Approvals and Consents. AKER shall have obtained any and all approvals, consents, and waivers (government or other), if any, necessary or appropriate to the consummation of the offer and sale of the Shares contemplated by this Agreement; and PERICOM shall have obtained FIA for the transaction contemplated by this Agreement.

8.3. Deliveries. AKER shall have tendered delivery of all of the items described in Article 2.2.

8.4. Release of Security. AKER shall procure that Ta Chong Commercial Bank will fully, unconditionally and forever, release, cancel, and discharge the pledge upon the Shares and the eCERA’s obligations and liabilities as guarantor under the loan facility provided by Ta Chong Commercial Bank to AKER (as detailed in Schedule 3.13 (b)), and that Ta Chong Commercial Bank will release and deliver the Shares to PERICOM free from any restriction, encumbrance or the like.

8.5 Execution of SPA. AKER and eCERA shall have execute a share purchase agreement to the effect that AKER agrees to offer, sell and deliver to eCERA, and eCERA agrees to purchase, acquire and accept from AKER 50% of the total issued and outstanding shares of AZER Crystal representing 5,500,000 shares at a purchase price in the amount of NT$ 8.182 per share and for an aggregate purchase price of Fourty Five Million NT Dollars (NT$45,000,000) the closing date and the payment of which is to be taken place and made within six months of the date of the agreement, in form and substance satisfactory to PERICOM.

8.6. Proceedings and Documents. All corporate and other proceedings in connection with the sale of the Shares, and the transactions contemplated hereby and all documents and and instruments incident to such transactions shall be reasonably satisfactory in substance and form to PERICOM, and PERICOM shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

Share Purchase Agreement
Confidential	08/30/05 Execution Copy

Article 9. Conditions to the AKER’s Obligations at the Closing.

The obligations of AKER to consummate the transaction contemplated hereby are subject to the fulfillment at or before the Closing that PERICOM have tendered delivery of all of the items as reasonably required by AKER, including, without limitation, first installment payable at Closing as well as a written consent to fully release AKER and/or LIU from the guarantee liabilities existing on or before the Closing Date assumed or borne by each of AKER and LIU for the benefit of eCERA and to indemnify and keep indemnified AKER and/or LIU against any loss or liability suffered by any of them as a result of or in connection with such guarantee liabilities. For the purpose of this paragraph, AKER and LIU shall submit a complete list of the aforesaid guarantee liabilities on or before Closing Date for PERICOM’s review. Such list shall consist of (1) a description of each guarantee in reasonable details, (2) guarantee’s name and address, (3) period of each guarantee, (4) the amount of each guarantee liability assumed by AKER and/or LIU for eCERA and (5) other relative matters that PERICOM reasonably requires.

Article 10. Termination

10.1. Termination Prior to the Closing Date.

This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual agreement of the Parties in writing;

(b) by PERICOM upon written notice to the other Parties (i) if the Closing shall not have occurred upon or before August 30, 2005 or such later date as the Parties shall have agreed to in writing, or (ii) if any governmental authority shall have issued an injunction, decree or order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such injunction, decree, order or other action shall have become final and non-appealable; or

(c) If a material breach of any provision of this Agreement has been committed by one Party or Parties and such breach has not been cured within 30 days of receipt of notice from the non-breaching Party; provided, however, that termination pursuant to this Article 10.1.(c) shall not relieve the breaching Party or Parties of liability for such breach.

10.2. Effect of Termination.

In the event of the termination of this Agreement pursuant to Article 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the Parties or their respective directors, officers or affiliates; provided, however, that no Party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement. The provisions of Article 6, Article 7.1 (Confidentiality), Article 7.2 (Public Announcements), this Article 10 and Article 11 (Miscellaneous) and other provisions intended to survive shall continue in full force and effect and survive termination of this Agreement.

Share Purchase Agreement
Confidential	08/30/05 Execution Copy

Article 11. Miscellaneous.

11.1. Governing Law.

This Agreement shall be governed in all respects by the laws of the R.O.C. without regard to its provisions regarding choice of laws.

11.2 Arbitration.

(a) Any disputes arising out of execution or performance of this Agreement shall be settled by the ROC Arbitration Association under the rules of ROC Arbitration Association and the ROC Arbitration Act by three arbitrators appointed in accordance with said rules and Act. The arbitration proceedings shall be conducted in Taipei and in Chinese Mandarin language. The arbitral award shall be final and binding on the parties thereto. The parties to said arbitral award shall waive all of their rights to object thereto insofar as permissible under the applicable laws.

(b) The prevailing party thereto shall be entitled to seek from the other party or parties full reimbursement of its costs and fees (including, without limitation, attorneys’ fee and arbitration fee) in connection with such arbitration proceeding.

(c) The existence of a dispute between the parties thereto, or the initiation or continuance of any arbitration proceedings referred to herein, shall not delay or otherwise postpone the performance of the undisputed obligations of the Parties hereto and the arbitrators shall take full cognizance and give due consideration to such performance, if any, in the making of the final award.

(d) Nothing in this Article shall prevent either Party from seeking pre-judgment or pre-award relief (including, without limitation, injunctive relief) in any jurisdiction where the other Party is operating or has assets.

11.3 Survival.

The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Party and the closing of the transactions contemplated hereby.

11.4 Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the Parties. No Party may assign its rights or obligations under this Agreement in whole or in part to any third party without prior written consent of the other Party.

Share Purchase Agreement
Confidential	08/30/05 Execution Copy

11.5 Entire Agreement.

This Agreement and together with the exhibits and schedules hereto and thereto, together constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and supersede all prior term sheets, letter of intent, agreements, and understandings; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality or nondisclosure agreements executed by the related Parties prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

11.6 Notices.

Any notice required or permitted to be given by either Party under this Agreement shall be in writing, in the English language, and shall be personally delivered, sent by certified or registered letter, or sent by an international courier service (such as DHL), to the other Party at its address set forth below, or such new address as may from time to time be supplied by the Parties in accordance with this Article 9.6. If personally delivered, notices will be deemed delivered on the date of personal delivery. If mailed, notices will be deemed delivered and effective seven (7) business days after deposit, postage prepaid, in the mail. If delivered by a courier service, then notices will be deemed delivered and effective on the date of receipt, but in no event later than two (2) business days after the date of dispatch.

If to AKER and/or LIU:
AKER TECHNOLOGY CO., LTD.
Address:	11-3,Chien-Kuo Road, T.E.P.Z. 427, Taiwan, R.O.C.
Attention:	Shi-Hsiung Stone Liu
Telephone:	04-25335978
Facsimile:	04-25336011
If to PERICOM:
PERICOM SEMICONDUCTOR CORPORATION
Address:	3545 North 1st Street, San Jose, California 95134, U.S.A.
Attention:	Mr. Alex Chi-Ming Hui
Telephone:	(408)435-0800
Facsimile:	(408)435-1100

11.7. Amendments and Waivers.

This Agreement may be amended or modified only upon the written consent of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be valid unless expressly set forth in writing and signed on behalf of the Party entitled to the benefits of such waived term or provision, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Share Purchase Agreement
Confidential	08/30/05 Execution Copy

11.8. Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to either Parties upon any breach, default or noncompliance of the other Party shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach, default or noncompliance, or an acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either Party relating to any breach, default or noncompliance under this Agreement, or any waiver on the part of either Party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to each Party shall be cumulative and not alternative.

11.9. Attorneys’ Fees.

In the event of any dispute between or among the Parties concerning this Agreement or the transactions or matters referred to or provided for herein, the prevailing Party shall be entitled to reasonable attorneys’ fees and costs in addition to such other relief as may be granted. The phrase “prevailing Party” shall mean the Party who is determined in a proceeding to have prevailed or who prevails by dismissal, default or otherwise.

11.10. Finder’s Fees.

Each Party (a) represents and warrants to the other Party that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other Party from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying Party or any of its employees or representatives are responsible.

11.11. Fees and Expenses.

Except as otherwise provided herein, each Party to this Agreement and will bear its own costs and expenses in connection with such transactions; provided, however, that AKER shall pay (i) all expenses related to filings with the Gre-Tai Securities Market or other local securities regulatory authorities, and any other regulatory filing fees incurred in connection therewith, (ii) all expenses and fees related to filings under the ROC Securities Exchange Act, the Fair Trade Act, the Company Act or other ROC laws, and (iii) any securities transaction or other transfer taxes under the laws of ROC.

11.12. Titles and Subtitles.

The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.13. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and same instrument.

Share Purchase Agreement
Confidential	08/30/05 Execution Copy

11.14. Severability.

If, in light of a particular set of facts and circumstances, any provision or provisions of this Agreement will be held to be invalid or unenforceable by any court or arbitrator of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby; and (ii) such provision or provisions will be reformed without further action by the Parties, but only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

11.15. Language.

This Agreement is written only in the English language. Should any translation or version of this Agreement prepared in any other language, such translation or version of other language shall be only for the convenience of a Party and shall in no way affect the interpretation or enforcement of any of the provisions of this Agreement.

[end of main text of agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

AKER TECHNOLOGY CO., LTD.		PERICOM SEMICONDUCTOR CORPORATION

By	/s/ Henly Chang	By	/s/ Shujong C. Cheng
Name:	Henly Chang	Name:	Shujong C. Cheng
Title:	Supervisor, Board of AKER	Title:	Vice President of Operations

Shi-Hsiung Stone Liu

By	/s/ Shi-Hsiung Stone Liu